EXHIBIT 107
Calculation of Filing Fee Table

S-8
(Form Type)

Shopify Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A subordinate voting shares	Other(2)	2,243,973(3)	$7.13(2)	$15,999,527.49(2)	$92.70 per $1,000,000	$1,483.16
Equity	Class A subordinate voting shares	Other(4)	1,234,327(5)	$31.32(4)	$38,659,121.64(4)	$92.70 per $1,000,000	$3,583.70
Total Offering Amounts					$54,658,649.13		$5,066.86
Total Fee Offsets							$0.00
Net Fee Due							$5,066.86

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of Class A subordinate voting shares being registered hereby shall be adjusted to include any additional Class A subordinate voting shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A subordinate voting shares.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon the weighted average exercise price per share of the outstanding stock options under the Deliverr, Inc. 2017 Stock Option and Grant Plan (the “Plan”).

(3)
Represents Class A subordinate voting shares subject to issuance upon the exercise of stock options outstanding under the Deliverr, Inc. 2017 Stock Option and Grant Plan and assumed by the Registrant on July 8, 2022, pursuant to an Agreement and Plan of Merger dated as of May 4, 2022 (the “Merger Agreement”), by and among the Registrant, Dash Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Registrant, Deliverr, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative (as defined in the Merger Agreement).

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices for the Class A subordinate voting shares on the New York Stock Exchange on July 14, 2022.

(5)
Represents Class A subordinate voting shares underlying restricted stock units previously granted and outstanding under the Plan and assumed by the Registrant on July 8, 2022, pursuant to the Merger Agreement.